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EXHIBIT 99.1

                                  FOR: Consolidated Graphics, Inc.

                      CONTACT: G. Christopher Colville
                                           Executive Vice President/
                                           Chief Financial Officer
                                           Consolidated Graphics, Inc.
                                           (713) 787-0977

                                           Christine Mohrmann/Lindsay Hatton
                                           FD Morgen-Walke
                                           (212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS TO EXPAND CLEVELAND MARKET SHARE
—AGS Custom Graphics, Inc. To Be Formed From Merger Transaction—

        HOUSTON, TEXAS—June 13, 2003—Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has signed a letter of intent with Solon, Ohio based Custom Graphics, Inc. to merge its operations with Consolidated Graphics' existing operations in Cleveland to form AGS Custom Graphics, Inc., offering a full range of sheet-fed printing, fulfillment and e-commerce capabilities to customers in Ohio.

        "This is an exciting opportunity for us to expand our capacity and services to new and existing customers in the Ohio market," commented Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics. "AGS Custom Graphics will be the premier commercial printing company in this market as a result of this transaction. With the addition of Custom Graphics' three sheet-fed presses and extensive bindery to our existing state-of-the-art prepress, printing and fulfillment services, the new AGS Custom Graphics' capabilities will be unique in its market and provide the ability to meet any customer's needs. When further combined with the additional solutions offered through our CGXmedia group, AGS Custom Graphics will be extremely well positioned for market leadership and growth. We are very pleased to welcome Custom Graphics' outstanding team to our organization."

        Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States. Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.

Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

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This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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CONSOLIDATED GRAPHICS TO EXPAND CLEVELAND MARKET SHARE —AGS Custom Graphics, Inc. To Be Formed From Merger Transaction—